Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Shep Dunlap (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Announces

Pricing of Notes Offering

DEERFIELD, Ill. – Oct. 19, 2016 – Mondelēz International, Inc. (the “Company”) today announced that Mondelez International Holdings Netherlands B.V., a wholly owned subsidiary of the Company and the principal holding company for the Company’s consolidated non-U.S. operations, has priced an offering of $3.75 billion aggregate principal amount of notes, consisting of $500,000,000 aggregate principal amount of Floating Rate Notes due 2019, $1,750,000,000 aggregate principal amount of 1.625% Notes due 2019 and $1,500,000,000 aggregate principal amount of 2.000% Notes due 2021 (collectively, the “Notes”). The Company intends to use the net proceeds from the sale of the Notes for general corporate purposes, including to fund all or a portion of the Company’s ongoing tender offer for certain outstanding debt and to fund near term debt maturities. The Notes will be guaranteed by the Company. The offering is expected to close on Oct. 28, 2016.

The Notes and related guarantees will be offered only to persons believed to be qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The Notes have not been registered under the Securities Act, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In addition, this press release does not constitute an offer to buy or the solicitation of an offer to sell the securities that are the subject of the tender offer discussed above. This press release is being issued pursuant to, and in accordance with, Rule 135c under the Securities Act.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ:MDLZ) is a global snacking powerhouse, with 2015 net revenues of approximately $30 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy and powdered beverages, with billion-dollar brands, such as Oreo, LU and Nabisco biscuits; Cadbury, Cadbury Dairy Milk and Milka chocolate; and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “may,” “estimate,” “deliver” and “target” and similar expressions are intended to identify the Company’s forward-looking statements, including, but not limited to, statements about the expected use of proceeds from the sale of the Notes and the expected closing date of the Notes offering. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company’s control, which could cause the Company’s actual results to differ materially from those indicated in the Company’s forward-looking statements. Please see the Company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including the Company’s most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

2